EXHIBIT 11.0


                               SAVILLE SYSTEMS PLC
                                FORM 10-Q REPORT
                  FOR THE QUARTERLY PERIOD ENDED MARCH 31, 1997


                    Calculation of Shares Used in Determining
                            Net Income Per Share (1)

(in thousands, except per share data)

                                                   Three months ended
                                                 March 31      March 31
                                                   1997          1996
                                                unaudited)    (unaudited)

Net income                                           $4,402        $2,042

Weighted average share and share equivalents:

     Ordinary shares                                 18,105        17,576
     Non-qualified share options                      1,170         1,109

                                                     19,275        18,685


Net Income per share                                 $ 0.23        $ 0.11



(1) This Exhibit should be read in connection with "Net Income per share" in Note 2 of the notes to the consolidated interim financial statements.

(2) The calculation of fully diluted earnings per share is not substantially different from the primary earnings per share for the periods presented.